Exhibit 3(ii)

Amendment to Bylaws of

Z Trim Holdings, Inc.

(Adopted November 14, 2007)

The first sentence of Section 3.2(a) of the Bylaws of Z Trim Holdings, Inc. is hereby amended and restated in its entirety as follows:  “The number of directors of the corporation shall be seven.”